UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 4, 2005
OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)
Oklahoma
(State or Other Jurisdiction of Incorporation)
1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)
321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)
405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

        OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 744,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

        On November 4, 2005, the Company issued a press release describing the Company’s consolidated financial results for the quarter ended September 30, 2005, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported earnings of $1.22 per diluted share for the third quarter of 2005, compared with $1.07 per diluted share for the third quarter of 2004. OG&E contributed earnings of $1.09 per diluted share in the third quarter of 2005, compared with $1.03 per diluted share in the third quarter of 2004. The increase was due to the impact on revenues from warmer weather substantially offset by higher operating costs. Enogex contributed earnings of $0.17 per diluted share in the third quarter of 2005, compared with $0.07 per diluted share in the third quarter of 2004. The increase was primarily due to Enogex benefiting from the absence of asset impairment charges, as well as improved performance in the natural gas-gathering business. The holding company posted a loss of $0.04 per diluted share in the third quarter of 2005, compared with a loss of $0.03 per diluted share in the third quarter of 2004. For further information, see the press release attached as Exhibit 99.01.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits
Exhibit Number	Description
99.01	Press release dated November 4, 2005, announcing OGE Energy Corp. Announces 3rd Quarter Results.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP. (Registrant)
By	/s/ Scott Forbes
Scott Forbes Controller - Chief Accounting Officer

November 4, 2005

Exhibit 99.01

OGE Energy Corp. Announces 3rd Quarter Results
Utility earnings up only 6 percent in summer that was 24 percent hotter

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc., today reported earnings of $1.22 per diluted share for the three months ended Sept. 30, 2005, compared with $1.07 per diluted share for the third quarter of 2004.

OG&E, the company’s regulated electric utility, contributed earnings of $1.09 per diluted share in the third quarter, compared with $1.03 per diluted share in the year-ago quarter, an increase of 6 percent. The increase was due to the impact on revenues from warmer weather – cooling-degree days increased 24 percent – substantially offset by higher operating costs. Enogex, the company’s pipeline subsidiary, recorded earnings of $0.17 per diluted share, compared with $0.07 per diluted share in the third quarter last year. Enogex benefited from the absence of asset impairment charges, as well as improved performance in the natural gas-gathering business.

The holding company, which primarily has interest expense but no operating revenue, posted a loss of $0.04 per diluted share, compared with a loss of $0.03 per diluted share in the third quarter of 2004. Earnings-per-share also were negatively affected by an increase from a year ago of 2.5 million diluted average common shares outstanding.

““Earnings were higher due to the continuing strong performance of our pipeline business, while improvement for our electric utility was due largely to weather,” said Steven E. Moore, OGE Energy chairman, president and CEO. “And while we are pleased that the Referee in our Oklahoma rate case appears to have recommended a higher recovery for OG&E than other parties in the case, our evaluation is not yet complete. We are concerned about the level of electric system investments we will be able to make in the future if the Corporation Commission issues a rate order that forces us to reduce our spending on reliability projects.”

The report from the Referee appointed by the Oklahoma Corporation Commission was received by the company late yesterday. The company is still evaluating the report and expects to file its estimate of the Referee’s recommended rate increase this afternoon. OG&E seeks an increase of $89 million. A rate order from the Commission is expected in November.

For the nine months ended Sept. 30, OGE Energy reported net income of $155 million, or $1.71 per diluted share, compared with $144 million, or $1.63 per diluted share in the first three quarters of 2004. Operating revenues were $4.3 billion in the first nine months of 2005, compared with $3.5 billion in the comparable period in 2004; gross margins were $772 million, up from $731 million in the year-ago period; and operating income was $290 million in the first three quarters of 2005, up from $269 million in the same period of 2004.

Discussion of Third Quarter 2005

OGE Energy reported consolidated operating revenues of $1.7 billion in the third quarter, compared with $1.3 billion a year earlier. The third-quarter gross margin on revenues was $349 million, compared with $317 million in the year-earlier quarter. Higher gross margins were partially offset by increased operation and maintenance expenses, depreciation and taxes. Operating income was $190 million in the third quarter, compared with $161 million in the year-earlier quarter. Net income was $111 million in the third quarter, compared with $95 million a year ago.

OG&E reported gross margin on revenues of $285 million in the third quarter, compared with $255 million in the comparable quarter last year. The higher margin was partially offset by higher expenses and OG&E reported net income of $99 million, compared with $91 million a year ago. Offsetting the positive impact of warmer weather on OG&E’s financial results were significantly higher costs for business operations, materials and supplies. Included in these higher costs were the costs associated with the McClain power plant, which ceased being treated as a regulatory asset effective July 8, 2005 and are being expensed in the Company’s condensed consolidated financial statements. In the case now before the OCC, OG&E seeks to recover these costs by having the plant included in the utility’s regulated rate base.

“In a summer that was 24 percent hotter than last year, OG&E was able to increase earnings by only 6 percent,” said Peter B. Delaney, OGE Energy executive vice president and chief operating officer. “We estimate that if weather had been normal in the third quarters of 2004 and 2005, OG&E’s earnings in the third quarter this year would have declined by 5 percent. We believe this decline in the utility’s earnings power is clear evidence of the need for rate relief.”

Enogex reported gross margin on revenues of $64 million in the third quarter, compared with $62 million last year. Net income was $15 million, compared with $6 million in the third quarter of 2004. The favorable comparison was due primarily to an asset impairment charge of $8.6 million in the year-ago quarter. Enogex also reported higher margins in the gathering and processing business, principally due to favorable commodity prices.

2005 Outlook

The Company’s 2005 earnings guidance is between $149 million to $158 million of net income, or $1.65 to $1.75 per diluted share, assuming approximately 91.0 million average diluted shares outstanding. The Company’s 2005 earnings guidance excludes gains of approximately $52 million, or $0.57 per diluted share, from asset sales of Enogex Arkansas Pipeline Corporation and Enerven. The 2005 outlook for Enogex remains unchanged at $49 million to $56 million, or $0.54 to $0.62 per diluted share, with commodity spread projections between $2.30 and $2.60 per MMBtu in 2005 and average natural gas liquids price projections between $1.00 and $1.10 per gallon in 2005.

The 2005 outlook now includes earnings guidance of $112 million to $116 million, or $1.23 to $1.27 per diluted share, at OG&E, up from $106 million to $110 million, or $1.17 to $1.22 per diluted share, primarily due to warmer than normal weather in September 2005. The 2005 outlook now includes earnings guidance at the holding company with a loss between $8 million and $10 million, or $0.09 to $0.11 per diluted share, which was lowered from a loss between $6 million and $8 million, or $0.07 to $0.09 per diluted share, primarily due to higher forecasted interest expense in 2005.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and outlook on Friday, Nov. 4, at 8 a.m. CST. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 744,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to obtain financing on favorable terms; prices of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy industry; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; federal or state legislation and regulatory decisions (including OG&E’s pending rate case before the Oklahoma Corporation Commission) and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)

Three Months Ended September 30		Nine Months Ended September 30
2005	2004	2005	2004
(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$612.9		$535.9		$1,308.0		$1,251.7
Natural Gas Pipeline operating revenues	1,068.6		783.3		2,987.1		2,254.9

Total operating revenues	1,681.5		1,319.2		4,295.1		3,506.6

COST OF GOODS SOLD
Electric Utility cost of goods sold	316.3		267.3		683.5		669.6
Natural Gas Pipeline cost of goods sold	1,016.7		735.0		2,839.3		2,106.4

Total cost of goods sold	1,333.0		1,002.3		3,522.8		2,776.0

Gross margin on revenues	348.5		316.9		772.3		730.6
Other operation and maintenance	93.8		87.9		292.3		270.2
Depreciation	47.4		42.7		137.5		131.0
Impairment of assets	-	--	8.6		-	--	8.6
Taxes other than income	17.2		16.5		52.4		51.6

OPERATING INCOME	190.1		161.2		290.1		269.2

OTHER INCOME (EXPENSE)
Other income	0.7		5.8		3.3		11.2
Other expense	(2.0)		(0.9)		(4.7)		(3.7)

Net other income (expense)	(1.3)		4.9		(1.4)		7.5

INTEREST INCOME (EXPENSE)
Interest income	0.3		0.2		2.4		1.1
Interest on long-term debt	(21.8)		(17.2)		(60.5)		(51.8)
Interest expense - unconsolidated affiliate	-	--	(4.3)		-	--	(13.0)
Allowance for borrowed funds used during construction	0.4		0.9		1.7		1.2
Interest on short-term debt and other interest charges	(5.3)		(0.6)		(8.6)		(2.4)

Net interest expense	(26.4)		(21.0)		(65.0)		(64.9)

INCOME FROM CONTINUING OPERATIONS
BEFORE TAXES	162.4		145.1		223.7		211.8

INCOME TAX EXPENSE	55.3		51.3		75.8		70.8

INCOME FROM CONTINUING OPERATIONS	107.1		93.8		147.9		141.0

DISCONTINUED OPERATIONS
Income from discontinued operations	5.9		0.5		10.7		3.8
Income tax expense (benefit)	1.9		(0.3)		3.7		1.0

Income from discontinued operations	4.0		0.8		7.0		2.8

NET INCOME	$111.1		$94.6		$154.9		$143.8

BASIC AVERAGE COMMON SHARES OUTSTANDING	90.4		87.8		90.2		87.6
DILUTED AVERAGE COMMON SHARES OUTSTANDING	90.8		88.3		90.6		88.1

BASIC EARNINGS PER AVERAGE COMMON SHARE
Income from continuing operations	$1.1	9	$1.0	7	$1.6	4	$1.6	1
Income from discontinued operations, net of tax	0.0	4	0.0	1	0.0	8	0.0	3

NET INCOME	$1.2	3	$1.0	8	$1.7	2	$1.6	4

DILUTED EARNINGS PER AVERAGE COMMON SHARE
Income from continuing operations	$1.1	8	$1.0	6	$1.6	3	$1.6	0
Income from discontinued operations, net of tax	0.0	4	0.0	1	0.0	8	0.0	3

NET INCOME	$1.2	2	$1.0	7	$1.7	1	$1.6	3

OGE Energy Corp.
financial and statistical data
(unaudited)

Three Months Ended September 30		Nine Months Ended September 30
2005	2004	2005	2004
(In millions)
ELECTRIC UTILITY
Electric revenues
Residential	$261.4	$218.7	$525.6	$495.3
Commercial	148.4	134.2	320.0	309.7
Industrial	110.7	100.4	258.6	254.0
Public authorities	57.9	53.3	127.5	124.4
Sales for resale	21.4	17.9	48.2	44.3
Provision for refund on gas transportation and storage case	---	---	(2.1)	(6.4)
Other	10.5	11.2	26.3	29.9

Total system revenues	610.3	535.7	1,304.1	1,251.2
Sales to other utilities	2.6	0.2	3.9	0.5

Total electric revenues	$612.9	$535.9	$1,308.0	$1,251.7

Sales of electricity - MWH (a)
Residential	3.0	2.6	6.8	6.3
Commercial	1.8	1.7	4.6	4.4
Industrial	1.9	1.8	5.4	5.2
Public authorities	0.8	0.7	2.1	2.0
Sales for resale	0.4	0.4	1.1	1.1

Total system sales	7.9	7.2	20.0	19.0
Sales to other utilities	---	---	---	---

Total electric sales	7.9	7.2	20.0	19.0

Number of customers	743,811	733,243	743,811	733,243

Average cost of energy per KWH (b) - cents
Fuel	3.635	3.244	3.036	2.891
Fuel and purchased power	3.884	3.635	3.363	3.462

Degree days
Heating
Actual	3	---	1,870	1,962
Normal	30	29	2,229	2,247
Cooling
Actual	1,390	1,120	2,035	1,760
Normal	1,295	1,295	1,850	1,850

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$1,115.7	$811.2	$3,087.8	$2,326.2
Operating income	$26.2	$14.0	$67.5	$61.8
Net income	$15.0	$6.3	$34.3	$30.6
Net cash (used in) provided from operating activities	$(17.5)	$25.6	$48.7	$162.7
Capital expenditures from continuing operations	$11.2	$7.9	$26.2	$22.8

New well connects	71	78	193	186

Gathered volumes - TBtu/d (c)	1.01	0.99	1.00	0.98
Incremental transportation volumes - TBtu/d	0.52	0.42	0.43	0.38

Total throughput volumes - TBtu/d	1.53	1.41	1.43	1.36

Natural gas processed - MMcf/d (d)	513	498	525	494

Natural gas liquids produced (keep whole) - million gallons	63	73	225	176
Natural gas liquids produced (POL and fixed-fee) - million gallons	4	4	11	12

Total natural gas liquids produced - million gallons	67	77	236	188

Average sales price per gallon	$0.972	$0.727	$0.812	$0.693

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Million cubic feet per day.